Exhibit 2.4

FIRST AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

RAYTON SOLAR, INC.

(A Delaware Corporation)

This First Amendment (“Amendment”) amends the Amended and Restated Bylaws of Rayton Solar, Inc. (as amended, the “Bylaws”), effective as of December 19, 2016. All capitalized terms used but not defined herein shall have the meanings given to them in the Bylaws.

NOW, THEREFORE, pursuant to Article VI of the Bylaws, by written consent of a majority of the stockholders, the following amendment to the Bylaws are hereby adopted:

1.	Section 1 of Article IV of the Bylaws is hereby deleted in its entirety and replaced with the following:

“1. Certificates of Stock. Each stockholder shall be entitled to a certificate of capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors, certifying the number of shares owned by such holder in the Corporation. Such certificate shall be signed by a President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary. Such signatures may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the time of its issue. All certificates for shares of stock shall be consecutively numbered or otherwise identified. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall be permitted to issue fractional shares. Notwithstanding anything herein contained to the contrary, the Corporation may issue shares of its stock in uncertificated or book-entry form. In such event, the Corporation’s transfer agent, if applicable, and registrar shall keep appropriate records indicating (a) the person to whom such uncertificated shares of stock were issued, (b) the number, class and designation of series, if any, of shares of stock held by such person and (c) other information deemed relevant to the corporation.”